ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of November 22, 2006 (“Effective Date”), by and among ICEWEB ONLINE, INC., a Virginia corporation (“Seller”), and LEROS ONLINE, INC., a Delaware corporation (“Purchaser”).

RECITALS:

A.
Seller through an unincorporated division (the “Division”) is an Internet Service Provider (“ISP services”) and as such is in the business of providing access to the Internet to certain individuals and businesses (the “Business”).

B.
Seller is the owner of certain assets used in the Business which Purchaser wishes to acquire, subject to the terms and conditions set forth in this Agreement, in exchange for certain cash consideration.

NOW, THEREFORE, in consideration of the Recitals above, mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ACQUISITION OF ASSETS

ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Acquisition of Assets. Subject to the terms and conditions of this Agreement, Purchaser and Seller hereby agree that Seller shall sell, transfer, assign, convey and deliver to Purchaser at Closing, and Purchaser shall purchase or acquire from Seller, free and clear of all liens, claims, rights, encumbrances or security interests, to the extent of Seller’s rights therein, substantially all of the assets or properties whether now existing or hereinafter acquired through the Closing Date (other than the Excluded Assets) exclusively relating to or exclusively held in connection with, necessary for, or material to, the Business and operation of the Division as the same may exist on the Closing Date and as more particularly set forth on Schedule 1.01 (“Assets”). Purchaser expressly understands that it will acquire the Assets on the Closing Date in their AS-IS WHERE IS CONDITION WITH ALL FAULTS. The Assets will include without limitation all those items in the following categories that conform to the definition of the term Assets:

a. Software and Documentation. All right, title and interest in and to the Seller’s software technology used in the Business, including, but not limited to, Seller’s billing system and software known as “Sherlock,” and all modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes, source codes, algorithms, and all other information relating thereto.

b. Other Content. Content not included in the software assets described in subparagraph a. above, whether said content is analog or digital, voice, video, or data content stored on tape, disk, or any form of analog, digital, electronic, or other media.

c. Contracts. Except as set forth in Section 1.02 and on Schedule 1.02(a), all right, title and interest in and to all contracts, agreements, licenses, and other commitments and arrangements, oral or written, policies, purchase and sale orders, quotations and other executory commitments of Seller with any person or entity (including for-profit businesses, non-profit organizations, and government entities) relating to the Business (the “Assigned Contracts”).

d. Computer, and other Equipment. All right, title and interest in and to all computer, telecommunications, and other equipment and devices listed on Schedule 1.01(d) (the “Equipment”), including Seller’s rights under all related warranties, if any.

e. (Intentionally Omitted)

f. Leases. The entire leasehold or rental interest arising under leases of:

(i) Equipment, including data processing hardware and associated telecommunications equipment, media, and tools set forth on Schedule 1.01(f); and

(ii) Other personalty used in the Business and as set forth on Schedule 1.01(f), if any.

g. Other Contracts. All right, title and interest in and to all other contracts, agreements, licenses, commitments, arrangements, and permissions held or owned by the Seller and related to the Business.

h. Business Records. Copies of all business and marketing records, including accounting and operating records, asset ledgers, inventory records, budgets, personnel records, payroll records, customer lists, employment and consulting agreements, supplier lists, information and data respecting leased or owned equipment, files, correspondence and mailing lists, advertising materials and brochures, and other business records relating to the Business.

i. Permits. All franchises, licenses, permits, consents, filings, notices, recordings with, and other certificates of any regulatory, administrative agency or body issued to or held by Seller that are necessary or incidental to the conduct of the Business, as used exclusively in the Business, as more particularly described on Schedule 1.01(i) (the “Permits”), but subject to the ability of Purchaser to assign, to the procurement of any required government consents which shall be the sole responsibility of Purchaser after the Closing.

j. Accounts Receivable. Accounts receivable of the Business as of the Effective Date, including all license fees, maintenance fees, hosting fees, and charges owing or to become owing to Seller under Assigned Contracts as set forth on Schedule 1.01(j) (the “Accounts Receivable”).

k. Websites, Domain Names, and Intellectual Property. All right, title and interest held or owned by Seller in and to the use of the name “PatriotNet,” “Patriot.net,” or any variation thereof worldwide and all goodwill and other intangibles relating thereto, including all websites, domain names, patents, trademarks, service marks, trade names, and copyrights (including registrations, licenses, reservations of names and domain names, and applications pertaining thereto), and all other intellectual property rights, trade secrets, know-how, show-how, and other proprietary information, processes, and formulae. The Websites and intellectual property includes: the <patriot.net> website, the <patriot.net> domain name, and the PatriotNet service mark and trademark. BECAUSE SELLER HAS OWNED THE ASSETS FOR A RELATIVELY SHORT PERIOD OF TIME, CERTAIN TRADEMARKS AND SERVICE MARKS HAVE NOT BEEN ASSIGNED FROM THE COMPANY FROM WHICH SELLER ACQUIRED SAME TO SELLER. PURCHASER ASSUMES ALL RESPONSIBILITIES FOR CAUSING REGISTERED TRADEMARKS AND SERVICE MARKS TO BE TRANSFERRED TO PURCHASER, ALL TO BE CARRIED OUT AT PURCHASER’S EXPENSE; PROVIDED THAT SELLER SHALL USE ITS BEST EFFORTS TO COOPERATE WITH THE PURCHASER TO ASSURE THE TIMELY TRANSFER OR ASSIGNMENT OF ALL SUCH TRADE OR SERVICES MARKS, INCLUDING EXECUTING ANY AND ALL ASSIGNMENT AGREEMENTS AND CONSENTS AND ARRANGING FOR ANY PRIOR OWNER OF THE MARKS TO EXECUTE SUCH AGREEMENTS OR CONSENTS.

l. Insurance Policies. Insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available directly related to the Business and insuring only risks related to the Business.

m. Claims. All of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including, without limitation, unliquidated rights under warranties.

n. Liquid Assets. Deposits, other receivable items, and prepaid expense items, and all amounts pre-billed and/or prepaid by any customer of the Seller and as more particularly set forth on Schedule 1.01(n).

o. (Intentionally Omitted)

p. Agreements with Employees and Independent Contractors Respecting Intellectual Property. Any and all agreements with employees and independent contractors, if any: acknowledging development of works for hire by employees and/or contractors for Seller; assigning inventions and other intellectual property assignments; promising confidentiality, non-disclosure, and non-competition; and other agreements, covenants, restrictions and prohibitions, protecting Seller’s Business and intellectual property rights; provided, however, that said agreements respecting intellectual property shall in no way obligate Purchaser to employ any persons or accept duties delegated under independent contracts, except to the extent liabilities are expressly assumed in connection with the purchase of Assets.

q. Security and other Deposits. All of Seller’s right title and interest in and to security and other deposits posted or held by Seller related exclusively to the Business and as more particularly set forth on Schedule 1.01(q). However, Purchaser is not assuming any lease of real property entered into by Seller. Therefore, any security deposit posted with a landlord of real property (other than owners of co-location and other third party hosting facilities) is not assigned to Purchaser.

r. Copyrights. All of Seller’s right, title and interest in and to the copyrights, copyright registrations, proprietary processes, trade secrets, license right, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, domain names, URLs, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual property or intangible property embodied in or pertaining exclusively to the Business, whether pending, applied for or issued, whether filed in the United States or in other countries and as listed on Schedule 1.01(r); and

s. Authored Material. All things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are exclusively used by Seller or any of its employees or agents in the conduct of the Business or developed by Seller exclusively for use in the Business, in any stage of development, including without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Business; and

t. Design and Documentation Matters. Any and all design and code documentation, algorithms, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals, and data, drawings, inventions, know-how, techniques, engineering work papers and notes, development work in process, and other proprietary information and materials of any kind exclusively used in or derived from the Assets; and

u. Goodwill. All goodwill associated with the Business or the Assets, together with the right to represent to third parties that Purchaser is successor to the Business; and

v. Telephone Numbers. The telephone numbers related exclusively to the Business including but not limited to the customer support 1(800) number for the Business; and

w. Customer Lists. All customer, supplier and subscriber lists, dealer and distribution lists, pricing and cost information and business and marketing proposals relating to the Business, and all computer software programs relating to the development, production, sale or distribution of the Assets.

1.02 Excluded Assets. The Seller will retain and not transfer, and the Purchaser will not purchase or acquire, the following assets (collectively, the “Excluded Assets”):

a. notwithstanding Section 1.01(c), Seller represents that it is actively involved in the sale of hardware, software, professional services and bandwidth in certain non-ISP lines of business which are expressly excluded from the Assets being sold (the “Non-ISP Assets”) which Non-ISP Assets are listed in Schedule 1.02(a) to this Agreement; and

b. All assets of Seller not used exclusively in the Business.

1.03 Assumption of Liabilities. Except as set forth on Schedule 1.03, Purchaser does not assume or otherwise become responsible for, any liability or obligation of the Seller or claims of such liability or obligation, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof, including without limitation:

a. Liability for a warranty claim for any product or service of the Seller based upon any express warranty, oral or written, or any implied warranty arising due to the statements or conduct of Seller or their employees or agents which shall have arisen prior to the Closing Date;

b. Any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured, distributed or sold for use by, or for services performed by Seller which shall have arisen prior to the Closing Date;

c. Any liabilities to or in respect of any employee of the Seller including, without limitation: (i) any employment agreement between the Seller and any employee; (ii) any liability under any employee benefit plan or other fringe benefit program maintained by Seller or to which the Seller makes contributions, or any contributions, benefits or liabilities thereto, or any liability for Seller’s withdrawal or partial withdrawal from or termination of any such plan or program; (iii) any liabilities arising under collective bargaining or similar agreement or arrangement; (iv) any claim arising as a result of or in connection with termination of any matter described in the immediately preceding clauses (i) through (iii), inclusive; and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination or wage and hour law or regulation, whether asserted prior to or after the Closing Date and whether or not the basis for any claim, liability, damages or penalty which shall have arisen prior to the Closing Date;

d. Any liability or obligation of Seller in respect of any tax (including without limitation any personal property tax accrued but not yet payable on or before the Closing Date);

e. Any action, suit, claim or proceeding (i) against the Seller or (ii) which adversely affects the Assets and which shall have been asserted prior to the Closing Date or the basis of which shall have arisen prior to the Closing Date;

f. Any of Seller’s liabilities or obligations resulting from entering into, or consummating the transactions contemplated by, this Agreement;

g. All liabilities of the Seller under any agreement other than obligations to render services after Closing under Agreements with customers identified on Schedule 1.01(c), including without limitation, any real property lease or debt for money borrowed or any employment agreement or consulting agreement or similar;

h. Any liability of Seller in respect of any lease of real property or tangible personal property;

i. Any other liabilities or obligations of the Seller whether actual or contingent; and

j. Any liability of any affiliate of the Seller, including but not limited to, IceWeb, Inc., a Delaware corporation.

1.04. Purchase Price. In consideration of and in exchange for the Seller’s sale, assignment, transfer, conveyance and delivery of all of the Assets, the Purchaser agrees to pay to the Seller at Closing US $150,000 by wire transfer in immediately available funds (the “Purchase Price”).

1.05. Business Transition.

a. Upon Closing, and ending upon the expiration of three (3) months thereafter, Seller shall exert its best efforts to (i) refer all customers under the Assigned Contracts to Purchaser that contact the Seller following the Closing Date, (ii) provide commercially reasonable assistance to Purchaser in connection with the transition to Purchaser of customer billing, Accounts Receivable, customer deposits, security deposits, employee and such other office and administrative matters relating to the operation of the Business as Purchaser reasonably requests for the purposes of achieving an orderly and successful transition thereof to Purchaser, and (iii) promptly furnish to Seller all enquiries or other sales leads for exclusively ISP services that Seller receives, not involving other businesses in which Seller or its affiliates are involved.

b. Following Closing, Seller shall cooperate with Purchaser, execute such documents and instruments, and take such other actions as are reasonably requested by Purchaser to effectuate a smooth transition of the Business.

c. Purchaser shall not offer employment to any employee of Seller except those employees identified in Schedule 1.05(c).

ARTICLE II
CLOSING

2.01 Time and Place of Closing. Subject to the satisfaction of the conditions to Closing, the closing of the transactions contemplated by this Agreement shall take place on or before November 30, 2006, at the law offices of Ira S. Saul, PLC, 4126 Leonard Drive, Fairfax Virginia 22030, or at such other place and time thereafter as shall be mutually agreeable to the parties hereto (the “Closing Date”). The time and place at which the transactions contemplated hereby are consummated is hereinafter referred to as the “Closing”.

2.02 Deliveries at Closing. The following documents, instruments and other materials shall be executed and delivered at or prior to Closing on the Closing Date:

(a) Instruments of Transfer. The Seller shall execute and deliver to the Purchaser such bills of sale, assignments, endorsements, and other instruments and documents including but not limited to a bill of sale substantially in the form attached hereto as Exhibit 2.02(a) reasonably satisfactory in form and substance to the Purchaser and its counsel as they may reasonably deem to be necessary or appropriate to vest in the Purchaser on the Closing Date good and marketable title to the Assets free and clear of any and all adverse claims, mortgages, pledges, liens, charges, security interests or other rights, interests or encumbrances, and a receipt for the price of other assets being acquired hereunder, title to which shall transfer upon delivery of such assets. Such instruments shall include instruments necessary to effect the assignment of the bank account utilized by the Business for collecting amounts due from customers under the Assigned Contracts.

(b) Contract Assignments. With respect to the Assigned Contracts and other contracts and agreements to be assigned hereunder, the Seller shall execute and deliver to Purchaser, but will not cause any appropriate third party to execute and deliver to Purchaser (except as contemplated by Section 1.01(k)), such contracts of assignment as may be reasonably required by any third party to a contract which is being assigned to Purchaser by Seller pursuant to the terms of this Agreement (with all requests for such assignments being made by Purchaser) including providing its full cooperation with regard thereto following the Closing to effect such assignments as part of the transition of the Business to the Purchaser.

(c) UCC Termination and Related Matters. Seller shall execute and deliver such UCC Termination Statements and release statements, as appropriate and necessary to release in full all of the Assets from the liens and other security interest of any note, debt or other obligation of Seller to which the Seller or the Assets are bound.

(d) Purchase Price. Purchaser shall deliver to the Seller the Purchase Price, as provided in Section 1.04.

(e) Related Agreements and Consents. The Purchaser and the Seller shall execute and deliver any other agreements, consents or other documents reasonably necessary to effectuate consummation of the transactions contemplated herein.

(f) Assignment of Domain Name and Web site. Seller shall execute and deliver to the Purchaser a Registrant Name Change Agreement (RNCA) and/ or correspond with Network Solutions to authorize transfer of the “patriot.net” domain name and other domain names which will be assigned to Purchaser. A list of these domain names is attached hereto as Schedule 2.02(f)

2.03 Payment of Taxes and Other Charges. Purchaser shall (a) pay all transfer taxes, stamp taxes, recording taxes, charges and fees (other than sales taxes, income taxes or gains taxes for which the Seller is responsible under applicable tax law) in connection with the transactions contemplated hereby; and (b) the Seller and the Purchaser shall cooperate and jointly prepare and file any returns and other filings relating to any such taxes, fees, charges, or transfers, unless the returns and filings are capable of being prepared by the party responsible for paying such taxes . Each party hereto represents, warrants and covenants to every other party that it will cooperate with every other party to timely prepare and file such returns and filings. The Seller shall be responsible for any sales tax arising out of or in any way related to the transfer by the Seller of the Assets pursuant hereto, for which the Seller is responsible under applicable tax law. The Seller shall be responsible for any income taxes or gains taxes arising out of or in any way related to the transfer by the Seller of the Assets pursuant hereto. As required under Section 3.08, Seller shall be responsible for preparing and filing all tax returns required in connection with the operation of the Business prior to the Closing Date and shall be responsible for and shall pay all income and other taxes related thereto.

2.04 Notices of Sale.

(a) Purchaser, at Purchaser’s expense, may prepare and mail, with copies delivered to the Seller, after Closing, such notices to and requests for the consent (where required for the assignment of leases or contracts) of the other party under each of the Assigned Contracts and other agreements assigned by the Seller and assumed by the Purchaser as are necessary or may be reasonably required by the Purchaser, advising such other party that such agreements have been assigned to the Purchaser and that the duties thereunder delegated to the Purchaser, and directing such other party to send to the Purchaser all future notices and correspondence relating to such agreements.

(b) The Seller shall execute and deliver, or shall cause to be executed and delivered, on a timely basis to all appropriate United States federal, state, local and foreign governments or governmental entities, with a copy to the Purchaser, all notices, assignments or transfers of rights, reports, and other authorizations or documentation, if any, as may be necessary to assure the continued effectiveness, and transfer to the Purchaser, of all existing permits, approvals, licenses, and authorizations in effect with respect to and applicable exclusively to the operation of the Business and the Assets in compliance with applicable law and regulations, to the extent such are assignable or transferable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.01 Legal Capacity of Seller.

(a) Seller has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by Seller, and Seller has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby.

(c) This Agreement has been duly and validly executed by Seller, and constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.02 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite corporate power and authority to carry on its Business as presently conducted and to own or lease and to operate its properties. Seller is qualified to transact business as a foreign corporation in each other jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the Business, financial condition, results of operations, assets or properties of Seller (a “Seller Material Adverse Effect”). Seller has no subsidiaries.

3.03 Consents and Approvals. This Agreement and the transactions contemplated hereby have been duly authorized by the Seller Board of Directors and by the Board of Directors of Seller’s parent corporation. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement and its consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Seller of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Seller’s obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Articles of Incorporation or By-Laws of Seller (ii) any material instrument, contract or other agreement by or to which Seller is a party or by or to which Seller’s assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seller or the assets or properties of Seller; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Seller or any of the its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of Seller.

3.04 Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Seller or any of its properties or rights which (i) could reasonably be expected to have an Seller Material Adverse Effect, or (ii) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

3.05 No Brokers. Seller is not a party to any agreement pursuant to which Seller or Purchaser will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby and any action by Seller.

3.06 Knowledge of Inaccuracies. Seller has no knowledge that any of the representations or warranties of Seller in this Agreement are inaccurate or in breach.

3.07 Disclaimer Regarding Employees. Seller expressly disclaims all warranties and representations regarding employees who have been operating the Business during the period of time Seller has owned the Assets and conducted the Business. Seller has identified certain employees to Purchaser who have been involved in the Business. Whether Purchaser wishes to hire said employees or not is entirely Purchaser’s decision. Whether said employees are willing and able to work for Purchaser is entirely within the control of said employees. No promises or representations have been made to any of Seller’s employees and no such promises or representations will be made to any Seller employees. Seller expressly disclaims all representations and warranties concerning the personnel necessary or desirable to operate the Business, necessary or desirable to efficiently transition the Assets to Purchaser, or otherwise enable or facilitate the integration of the Business and the Assets into Purchaser’s existing ISP operations. There are no employment contracts relating to any Seller employees that transfer to Purchaser or are available to be transferred to Purchaser. All employees of Seller involved in the Business are employees at will. Because Purchaser has an existing sophisticated ISP operation in place, into which the Assets will be integrated as Purchaser deems appropriate, the extent to which Purchaser pursues available Seller employees involved in the Business and the Assets is entirely within Purchaser’s purview.

3.08 Taxes. The Seller will file if and when due following the Closing Date (after giving effect to any extensions granted by the requisite legal or regulatory authority) all returns, reports, elections, estimates, declarations, schedules, forms and other documents ("Tax Returns") relating to taxes regarding the Business required to be filed by any applicable United States federal, state, county, municipal, local, foreign or other laws, including, without limitation, consolidated, combined or unitary returns, for any taxable period ending prior to or on the Closing Date (the "Pre-Closing Tax Period"). The term "taxes" or "tax" as used in this section or referred to elsewhere in this Agreement shall mean all taxes, charges, fees, levies, penalties, or other assessments, including without limitation, income, capital gain, profit, gross receipts, ad valorem, excise, property, payroll, withholding, employment, severance, social security, workers' compensation, occupation, premium, customs duties, windfall profits, sales, use, and franchise taxes, imposed by the United States, or any state, county, local or foreign government or any subdivision or agency thereof, and including any interest, penalties, or additions attributable thereto. Nothing contained in this Agreement is to be construed as allocating responsibility to Seller for payment of taxes for which Purchaser is responsible under applicable tax law.

3.9 Restrictive Covenants. The Seller is not a party to any agreement, contract or covenant limiting the freedom of the Seller to compete in the Business in any geographic region within or outside of the United States of America..

3.10 Warranties. Except as required by federal or state law or as otherwise disclosed on Schedule 3.10 hereto, the Seller has not made, extended or otherwise represented that it would provide any express warranty with respect to the products or services sold, distributed or leased to its clients or customers.

3.11 Solvency of the Seller. As of the Effective Date and through the Closing Date, the Seller has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair salable value of the Sellers' property is in excess of the total amount of its debts; and (ii) the Seller is able to pay its debts as they mature.

3.12 Compliance with Applicable Law. The Seller has been and is substantially in compliance with all laws applicable to the Business as it is presently being conducted or the Assets as they are presently being used in the conduct of the Business, except where the failure to comply with the same would not adversely affect the Business or the Assets. The Seller does not have knowledge of or received any notice of violation of any such rule or regulation which could result in any material liability of the Seller for penalties or damages or which could subject the Seller to any injunction or government writ, order or decree. There are no facts, events or conditions known to the Seller that could interfere with, prevent continued compliance with or give rise to any liability under laws applicable to the Business as it is presently being conducted or the Assets as they are presently being used in the conduct of the Business, except where the failure to do so would not have a Seller Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.01 Legal Capacity of Purchaser.

(a) Purchaser has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed by Purchaser, and constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

4.02 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Purchaser is qualified, or immediately prior to Closing will be qualified, to transact business as a foreign corporation in the Commonwealth of Virginia and in each other jurisdiction in which it conducts business except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, results of operations, assets or properties of Purchaser (a “Purchaser Material Adverse Effect”).

4.03 Consents and Approvals. Seller has taken all necessary corporate action and has all the necessary corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement and its consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Purchaser of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Purchaser’s obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Purchaser (ii) any material instrument, contract or other agreement by or to which Purchaser is a party or by or to which Purchaser’s assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Purchaser or the assets or properties of Purchaser; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Purchaser or any of the its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of Purchaser.

4.04 Litigation. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Purchaser or any of its properties or rights which (i) could reasonably be expected to have a Purchaser Material Adverse Effect, or (ii) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

4.05 No Brokers. Purchaser is not a party to any agreement pursuant to which Seller or Purchaser will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby and any action by Purchaser.

4.06 Knowledge of Inaccuracies. Purchaser has no knowledge that any of the representations or warranties of Seller in this Agreement are inaccurate or in breach.

4.07 Solvency of the Purchaser. As of the Effective Date and through the Closing Date, the Purchaser has been and will be solvent. "Solvent" shall mean, for purposes of application of this provision, that: (i) the fair salable value of the Purchasers' property is in excess of the total amount of its debts; and (ii) the Purchaser is able to pay its debts as they mature.

ARTICLE V
CONDITIONS PRECEDENT TO THE
OBLIGATION OF PURCHASER TO CLOSE

The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment by Seller prior to Closing of each of the following conditions, which may be waived in whole or in part by Purchaser:

5.01 Compliance with Representations, Warranties and Covenants. The representations and warranties and covenants of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Seller shall have performed all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

5.02 No Adverse Change. There shall have been no event which has, had, or may have a material adverse effect upon the Business, financial condition, results of operations, assets, liabilities or prospects of Seller.

5.03 No Legal Proceedings. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the transactions contemplated hereby.

5.04 Documents to be Delivered by Seller.  Seller shall have delivered all of the documents required to be delivered to Purchaser at or prior to Closing, under this Agreement.

5.05 Assets to be Delivered by Seller. Seller shall have delivered the Assets to Purchaser and the Assets shall be as represented in this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF SELLER TO CLOSE

The obligations of Seller to close the transactions is subject to the fulfillment by Purchaser prior to Closing of each of the following conditions, any of which may be waived, in whole or in part, by Seller:

6.01 Compliance with Representations, Warranties and Covenants. The representations and warranties made by Purchaser in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Purchaser shall have performed all agreements, covenants and conditions required to be performed by Purchaser prior to the Closing.

6.02 No Legal Proceedings. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the transactions contemplated hereby.

6.03 Payment of Cash Proceeds. Purchaser shall have paid the $[150,000.00] in cash or immediately available funds as directed by Seller.

ARTICLE VII
MODIFICATION, WAIVER, TERMINATION AND EXPENSES

7.01 Modifications. Purchaser and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

7.02 Waivers. Purchaser and Seller may, in writing, extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

7.03 Termination before Closing. This Agreement may be terminated before the Closing:

(a) By the mutual consent of Purchaser and Seller;

(b) By Purchaser, if the representations and warranties of Seller set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects;

(c) By Seller, if the representations and warranties of Purchaser set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects; and

(d) This Agreement shall automatically terminate in the event the Closing shall not have occurred before the close of business on November 30, 2006.

In the event of any such termination, each party shall bear their own legal and other expenses of the preparation and execution of this Agreement and consummation of the transaction contemplated hereby and the parties shall have no further liability to one another hereunder.

ARTICLE VIII
INDEMNIFICATION

8.01 Indemnification by Seller. Seller hereby agrees to indemnify and hold Purchaser harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Purchaser and arising out of (a) the breach of any representation or warranty by Seller, to the extent such breach results in a material adverse effect to the business and operation of Purchaser taken as a whole, or (b) failure to perform any covenant or obligation required to be performed by Seller hereunder; provided, however, that Seller shall not be required to pay to Purchaser, in the aggregate, any amount greater than $15,000.00 (the “Seller’s Indemnification Cap”) which shall be the limitation and a cap on damages payable to Purchaser under this Agreement. Notwithstanding the foregoing, in the event that the Seller fails to obtain written assignments or prior consents for the assignment of the Assigned Contract (as may be required pursuant to the terms of certain of such Assigned Contracts) prior to Closing, during the six (6) month period following the Closing, Seller agrees that it will indemnify the Purchaser against lost revenues directly resulting from Purchaser’s inability to obtain consent to assignment of an Assigned Contract which, but for this inability, would have been paid to Purchaser, and reasonable legal fees directly related to said inability, without regard to any limitation under the Seller’s Indemnification Cap.

8.02 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold Seller harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Seller and arising out of (a) the breach of any representation or warranty by Purchaser, to the extent such breach results in a material adverse effect to the business and operation of Seller taken as a whole, or (b) failure to perform any covenant or obligation required to be performed by Purchaser hereunder; provided, however, that Purchaser shall not be required to pay to Seller any amount greater than $15,000.00 in the aggregate which shall be the limitation and a cap on damages payable to Purchaser under this Agreement

8.03 Time for Assertion. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months from the date hereof.

8.04 Waiver. Except for the covenants and agreements set forth in Section 9.01(d), (e), (f) and (g), the sole and exclusive remedy of Seller and Purchaser for any breach of any covenant or agreement, or any inaccuracy or other breach of any representation or warranty, contained in this Agreement or any other writing delivered pursuant hereto or in connection herewith, for any indemnification with respect to any tort, violation of law, breach of contract or environmental liability or for any other matter relating to or arising under or in connection with this Agreement or any related agreements, or the transactions contemplated herein or therein shall be the indemnities contained in Sections 8.01 and 8.02, respectively, and the parties hereby waive, release and agree not to assert any other right, whether arising by statute, common law or otherwise in connection therewith.

ARTICLE IX
COVENANTS

9.01 Covenants of the Seller.

(a) Notification. The Seller shall give prompt notice to the Purchaser of: (i) any notice or other communication received by the Seller prior to the Closing Date, relating to a default or an event which, with notice or lapse of time or both would become a default under this Agreement or become a material default under any other material contract, agreement, license or instrument related to the Business to which the Seller is a party, by which it or any of the Assets are bound or to which it or any of the Assets are subject; (ii) any event which, with notice or lapse of time or both, would cause any warranty, representation, or covenant of the Seller under this Agreement to be inaccurate, untrue, incomplete, misleading or violated in any respect; (iii) any notice or other communication from any third party alleging that the consent of such third party was, is or may be required in connection with the transactions contemplated by this Agreement; and (iv) any material adverse change in the Business or the Assets, or the operations, earnings, or condition (financial or otherwise) of the Seller.

(b) Conduct of Business; Certain Covenants. Prior to and through the Closing Date, the Seller shall conduct and operate the Business and will not, without prior written consent of the Purchaser, which consent shall not be unreasonably withheld, take any action other than in accordance with the ordinary and usual course of business. The Seller will use commercially reasonable efforts to preserve intact the Business, the Assets and the operation, organization and relationships with their employees, independent contractors, agents, suppliers, customers, regulators, licensing authorities and others having business dealings with it.

(c) Access to Contracts and Information. Prior to the Closing Date, the Seller shall make available to the Purchaser any and all, licenses, permits, agreements, contracts, documents, certificates and other instruments material to the Business or any of the Assets, including without limitation, those to which the Seller is a party and those by which the Business or any of the Assets are bound and including without limitation, any and all materials relating to the intellectual property referred to in Section 1.01(a), (b), and (k), the Assigned Contracts, the Permits, the insurance materials referred to in Section 1.01(l), the Accounts Receivable, the leases referred to in Section 1.01(f), the agreements referred to in Section 1.01(p), the security and other deposits referred to in Section 1.01(q), to the extent permitted by law, but excluding the personal information of customers of the Business contained in the Sherlock database.

(d) Non-Solicitation. During the period commencing on the Closing Date and for one (1) year thereafter (the “Non-Solicitation Period”): The Seller agrees it will not and agrees that IceWeb, Inc. will not induce any employee or independent contractor of the Purchaser to leave the Purchaser’s employ or service or hire any such employee or independent contractor (unless the board of directors of the Purchaser shall have authorized such employment and the Purchaser shall have consented thereto in writing). Also, during the Non-Solicitation Period, Seller and its affiliates shall not solicit, directly or indirectly, any of the customers of the Business being acquired pursuant to this Agreement in connection with the provision of ISP services or any similar or related services.

(e) Confidential Information. The parties hereto recognize that a major need of the Purchaser is to preserve its specialized knowledge, trade secrets, customer lists and confidential information concerning the industry in which it operates. The strength and goodwill of the Purchaser is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Purchaser and its subsidiaries. The disclosure of this information and knowledge to competitors would be beneficial to them and detrimental to the Purchaser, as would the disclosure of information about the products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of the Purchaser and its subsidiaries. The Seller has or will have access to, and has obtained or will obtain, specialized knowledge, trade secrets and confidential information about the Business and the Purchaser’s operations and the operations of its subsidiaries, affiliates, and/or divisions. The term "confidential" or "proprietary information" shall not include information which is i) already known from sources not subject to any confidential obligations; ii) is or becomes generally available to the public other than as a result of a disclosure by the Purchaser; or iii) required to be disclosed by law, regulatory or judicial process. Therefore, the Seller hereby agrees as follows, recognizing that the Purchaser is relying on these agreements in entering into this Agreement:

During the Non-Solicitation Period, the Seller will keep secret and retain in strict confidence, and will not use, disclose to others, or publish any inventions or any confidential business information about the affairs of the Purchaser or the Business, including but not limited to confidential information concerning the Purchaser’s products, methods, marketing practices, pricing practices, costs, profit margins, design specifications, analytical techniques, technical information, client contracts, inventory sources, customer information, employee information, and other similar items of confidential information;

(f) Referrals. Commencing on the Closing Date and thereafter, the Seller agrees and will cause Iceweb, Inc. to agree that they shall refer all customer inquiries relating to the Business to the Purchaser as soon as possible after receiving such inquiries.

(g) Covenant Regarding Sales. The Seller covenants that Schedule 9.01(g) setting forth the revenues of the Division during the six month period ending immediately prior to the Effective Date (the “Revenue Reference Period”) is an accurate schedule of revenues received by the Division during this period of time. In the event that, within six (6) months following Closing, the Purchaser determines that the gross revenues of the Business as determined in accordance with generally accepted accounting principles are less than the amount disclosed in Schedule 9.01(g), Purchaser shall furnish a copy of a schedule to Seller setting forth the actual amount of revenues of the Business during the Revenue Reference Period and Seller agrees that it shall reduce the Purchase Price by a an amount (the “Purchase Price Adjustment”) equal to the percentage amount of the revenue shortfall for such period (the “Revenue Shortfall Percentage”) multiplied by the Purchaser Price; provided that a Purchase Price Reduction payment shall only be required to be made the Seller in the event the Revenue Shortfall Percentage exceeds 5%. By way of example, if the Revenue Shortfall Percentage is 20%, then the amount of the Purchase Price Adjustment to be paid to the Purchaser by the Seller shall equal $150,000 X 20%, or $30,000. Within 15 days of the date of Seller’s receipt of the schedule of actual revenues for the Revenue Reference Period from the Purchaser, the Seller shall promptly remit to the Purchaser the amount of the Purchase Price Adjustment. The payment of such Purchase Price Adjustment by Seller to Purchaser shall be payable without regard to, and shall not count toward, the Seller’s Indemnification Cap.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01 Waiver. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.02 Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made (a) when delivered personally, including by courier service, (b) three business days following deposit in the United Sates mail, certified mail, return receipt requested, or (c) when transmitted by facsimile provided that electronic confirmation of receipt is retained by the party transmitting such facsimile. The addresses to which notices are to be provided are as follows:

If to Seller :	Iceweb Online, Inc.
620 Herndon Parkway, Suite 105
Herndon, Virginia 20170
Attention: John Signrello, CEO
Fax: (703) 964-0160
Voice: (703) 344-0940

with a copy to:	Ira S. Saul, PLC
4126 Leonard Drive
Fairfax, VA 22030
Fax: (703) 273- 8842
Attention: Ira Saul, Esq.

If to Purchaser:	LEROS Online, Inc.
9990 Lee Highway
Suite 500
Fairfax, VA 22030
Fax: (703) 691- 8125
Attention: Dean M. Xenos, President and CEO

Any party may change the address to which notice is to be provided to it by written notice to the other party hereto delivered pursuant to this Section.

10.03 Governing Law; Venue. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the Commonwealth of Virginia, without regard to the choice of laws provisions thereof. In the event of a dispute arising out of or related to this Agreement, all parties agree to litigate said dispute or disputes in either the General District Court of Fairfax County, Virginia or the Circuit Court of Fairfax County, Virginia, which are stipulated to be good, proper, appropriate, convenient and exclusive venues for the adjudication of disputes.

10.04 Successors and Assigns. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

10.05 Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

10.06 Entire Agreement. This Agreement and the schedules and exhibit hereto constitute the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

10.07 Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

10.08 Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

10.09 Limitation on Warranties. Seller makes no representations or warranties with respect to any Assets, and with respect to any projections, forecasts or forward-looking information provided to Purchaser. There is no assurance that any projected or forecasted results will be achieved. ASSETS ARE SOLD IN AS-IS WHERE IS CONDITION WITH ALL FAULTS, AS STATED ABOVE. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, SELLER DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND, EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III, PURCHASER ACKNOWLEDGES THAT IT WILL BE ACQUIRING THE ASSETS ON AN “AS IS, WHERE IS” BASIS WITH ALL FAULTS. Purchaser acknowledges that neither Seller nor any other person or entity has made any representation or warranty, express or implied, as to the accuracy or completeness of any information which is not included in this Agreement, and neither Seller nor any other person will have, or be subject to, any liability to Purchaser, or any of their respective affiliates or any other person or entity resulting from the distribution of any such information to, or use of any such information by, Purchaser, or any of its respective affiliates, or any of their respective agents, consultants, accountants, counsel or other representatives. Without limitation of the foregoing, to the extent that any memoranda or summaries prepared by Seller or by any of its advisors or representatives regarding the Business, the Assets or the assumed liabilities are or have been provided to Purchaser, Purchaser acknowledges and agrees that no representation or warranty is made to Purchaser or any of its respective affiliates, or any other person or entity as to the completeness or accuracy of such memoranda or summaries.

10.10 Covenants Regarding Employees. With the sole exception of Seller employees who have been specifically identified to Purchaser as persons exclusively employed to manage the Assets being sold hereunder, Purchaser agrees that it will not solicit, hire, make employment offers to, entertain offers of employment from, or retain or offer to retain as independent contractors, any employee, or independent contractor who works for Seller or an affiliate of Seller at Seller headquarters, for a period of one (1) year after Closing.

10.11 Legal Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own legal, accounting, and other fees and expenses incident to the transactions contemplated herein.

10.12 Survival. The provisions of Sections 1.01(d) and (k), 1.05, 2.03 and 3.08, and Articles III, IV, VIII and IX shall survive the Closing and Article VIII and Section 9.01(e) shall survive the termination of this Agreement and the obligations thereunder may not be assigned by the Seller without the prior written consent of the Purchaser.

10.13 Remedies. Notwithstanding any other provision of this Agreement, it is acknowledged that Sections 9.01(d) and (e) are of a unique nature and of extraordinary value and of such a character that a breach thereof by the Seller may result in irreparable damage and injury to the Purchaser for which the Purchaser may not have any adequate remedy at law. Therefore, the non-breaching party shall be entitled to seek a decree of specific performance against the breaching party, or such other relief by way of restraining order, injunction or otherwise as may be appropriate to ensure compliance with this Agreement. The remedies provided by this Section 10.13 are non-exclusive and the pursuit of such remedies shall not in any way limit any other remedy available to the parties with respect to this Agreement, including, without limitation, any remedy available at law or equity with respect to any anticipatory or threatened breach of the provisions hereof.

(Remainder of page intentionally left blank; signatures on following pages.)

IN WITNESS WHEREOF, the undersigned have executed this Asset Purchase Agreement effective as of the Effective Date.

PURCHASER:

LEROS ONLINE, INC.
a Delaware corporation

By:
Dean M. Xenos, President and CEO

ATTEST:

By:
_______________, Corporate Secretary

(SEAL)

SELLER:

ICEWEB ONLINE, INC.,
a Virginia corporation

By:
John Signorello, President & CEO
ATTEST:

By:
MyLe Phuong, Corporate Secretary

(SEAL)

Schedule 1.02(a)
Excluded Contracts and Assets

Excluded Contracts

(A) The following contracts are excluded from the contracts being conveyed as a category of Assets of the Business:

i. At-Will Employment Contracts -ISP Assets. All contracts of employment with at-will employees of Seller.

Excluded Assets

The following assets of the Seller shall be Excluded Assets:

i. Non-ISP Assets. Other Non-ISP Assets operated by Seller which are expressly excluded from the Assets being sold to Purchaser are certain hosting businesses, application service provider businesses, software provision opportunities, email hosting, and sale of Internet and network security solutions.

ii. Other Excluded Assets. Seller Businesses selling computer hardware; other computer software; professional services, maintenance, and help desk; specialized services focused on small business solutions; hardware, software and services related to mobile computing, voice, video and data transmission, including mobile telephones and personal digital assistants. All other Seller assets related to or used in conjunction with Non-ISP Assets and other Excluded Assets, including furniture, fixtures, equipment (including computer, telecommunications and other equipment), contracts, leads, and opportunities.

Seller assumes no responsibility whatsoever to list those Seller assets not being sold to Purchaser. This list of Excluded Assets is provided to Purchaser in order to clarify and demarcate those Assets which are being sold by Seller to Purchaser.